Exhibit 99.1

Tel-Instrument Electronics Corp Announces Results for the Second Quarter

CARLSTADT, N.J.--(BUSINESS WIRE)--November 4, 2008--Tel-Instrument Electronics Corp (“TIK”) today announced its consolidated financial results for the three and six month periods ended September 30, 2008.

	Three Months Ended		Six Months Ended
	September 30,		September 30,
	2008	2007	2008	2007
Net sales	$3,855,121	2,844,692	$7,407,096	5,800,431
Pre-tax profit from continuing operations	650,197	(2,090)	684,488	(123,307)
Net income from continuing operations	345,832	(1,255)	366,423	(72,997)
Net income from discontinued operations	44,819	(21,862)	67,239	(33,494)
Total net income	$390,651	(23,117)	$433,662	(106,491)
Net income per share, basic	$0.16	($0.01)	$0.18	($0.04)
Net income per share, diluted	$0.16	($0.02)	$0.17	($0.04)

For the three months ended September 30, 2008, the Company recorded a substantial increase in both revenues and profitability. Revenues from continuing operations increased 36% to $3.9 million and pre-tax profit from continuing operations increased to $650k compared to a small loss in the prior year. Net income increased to $390k compared to a $23k loss in the year ago period. Net income for the period increased as a result of: (1) an increase in product shipments; (2) a negotiated billing to the government in the amount of $406k for additional work previously performed and expensed on the CRAFT program: (3) increased billings for revenues associated with the test and documentation phase of the CRAFT program; and (4) higher net income from a operation that was discontinued as of March 31, 2008. For the six months ended September 30, 2008, net sales from continuing operations increased approximately 28% to $7.4 million, and the Company has reported a net profit of $433,662, compared to a net loss of $106,491 for the year ago period.

Despite an uncertain economic situation and significant weakness seen in the Company’s commercial avionics segment, the Company anticipates a profitable result for the 2009 fiscal year primarily due to a strong increase in projected military sales of its legacy products and the recent commencement of AN/USM-719 test set deliveries.

The Annual Meeting of Shareholders will be held on December 3, 2008, at the Company’s facilities at, 728 Garden Street, Carlstadt, NJ, at 4:00 p.m.

This press release includes statements that are not historical in nature and may be characterized as “forward-looking statements,” including those related to future financial and operating results, benefits, and synergies of the combined companies, statements concerning the Company’s outlook, pricing trends, and forces within the industry, the completion dates of capital projects, expected sales growth, cost reduction strategies, and their results, long-term goals of the Company and other statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts. All predictions as to future results contain a measure of uncertainty and, accordingly, actual results could differ materially. Among the factors which could cause a difference are: changes in the general economy; changes in demand for the Company’s products or in the cost and availability of its raw materials; the actions of its competitors; the success of our customers; technological change; changes in employee relations; government regulations; litigation, including its inherent uncertainty; difficulties in plant operations and materials; transportation, environmental matters; and other unforeseen circumstances. A number of these factors are discussed in the Company’s previous filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Tel-Instrument is a leading designer and manufacturer of avionics test and measurement solutions for the global commercial air transport, general aviation, and government/military aerospace and defense markets. Tel-Instrument provides instruments to test, measure, calibrate, and repair a wide range of airborne navigation and communication equipment. For further information please visit our website at www.telinstrument.com.

The Company’s stock is traded in the American Stock Exchange under the symbol TIK.

CONTACT:
Tel-Instrument Electronics Corp
Mr. Joseph P. Macaluso, 201-933-1600